Exhibit 99.1

Garmin Reports Q4 and Fiscal 2015 Results

Schaffhausen, Switzerland / February 17, 2016/ Business Wire

Garmin Ltd. (Nasdaq: GRMN – News) today announced results for the fourth quarter ended December 26, 2015.

Highlights in the quarter include:

•	Total revenue of $781 million with outdoor, fitness, aviation and marine collectively growing 11% over the year ago quarter and contributing 66% of total revenue
•	Gross and operating margins were 52.9% and 18.7%, respectively
•	Pro forma EPS(1) of $0.74 for fourth quarter 2015
•	Launched our global Beat Yesterday™ advertising campaign, designed to highlight the intrinsic motivation that leads to self-improvement
•	Recently announced new products available for the first quarter 2016 including a new line up of golf devices, fēnix® 3 HR with Garmin Elevate™ wrist heart rate technology, Varia Vision™ in-sight display, and the Garmin Drive™ line of PNDs

Highlights for the fiscal year include:

•	Total revenue of $2,820 million with outdoor, fitness, aviation, and marine collectively growing 9% over 2014 and contributing 63% of total revenue
•	Gross and operating margins were 54.6% and 19.5%, respectively
•	Shipped approximately 16.2 million units, up 7% from prior year
•	Pro forma EPS(1) of $2.49 for 2015

(in thousands,	13-Weeks Ended			52-Weeks Ended
except per share data)	Dec 26,	Dec 27,	Yr over Yr	Dec 26,	Dec 27,	Yr over Yr
	2015	2014	Change	2015	2014	Change
Net sales	$781,358	$803,306	-3%	$2,820,270	$2,870,658	-2%
Auto	268,478	339,832	-21%	1,048,125	1,240,377	-15%
Fitness	228,740	201,303	14%	661,599	568,440	16%
Outdoor	123,627	116,432	6%	425,150	427,555	-1%
Aviation	104,059	93,279	12%	398,618	385,915	3%
Marine	56,454	52,460	8%	286,778	248,371	15%

Gross profit %	52.9%	53.6%		54.6%	55.9%

Operating profit %	18.7%	21.9%		19.5%	24.1%

GAAP diluted EPS	$0.70	$1.09	-36%	$2.39	$1.88	27%
Pro forma diluted EPS (1)	$0.74	$0.77	-4%	$2.49	$3.10	-20%

(1) See attached table for reconciliation of non-GAAP measures including pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“Despite the challenging global economic environment and the intensified competitive landscape of 2015, we finished strong with revenue and margins exceeding our expectations,” said Cliff Pemble, president and chief executive officer (CEO) of Garmin Ltd. “We are utilizing our robust balance sheet to further diversify our revenue base in adjacent categories with our recently announced acquisitions. We believe we have strong products across all of our business segments and are well positioned as we enter 2016.”

Fitness:

The fitness segment posted revenue growth of 14% in the quarter reflecting the strength of our wellness, running, and cycling product offerings. Gross margin fell to 51% in the quarter, while operating margin declined to 18%. The gross margin decline was driven by holiday promotions and competitive dynamics in certain product categories, as well as product mix within the quarter. We saw our Beat Yesterday advertising campaign favorably impact our holiday sales and the Garmin brand. We recently introduced Varia Vision, a new product category that provides cyclists with an in-sight display to enhance their road awareness by putting the information in their line of sight. We believe our product lineup is very strong and look forward to another year of growth from our fitness segment in 2016.

Outdoor:

The outdoor segment posted revenue growth of 6% in the quarter driven by the strength of our outdoor wearables. Gross and operating margins within the segment were down slightly from the year ago quarter at 60% and 33%, respectively. As we enter 2016, we are excited about our recent new product announcements including the fēnix® 3 HR with Garmin Elevate wrist heart rate technology, Approach® S20 and G10, and TruSwing™. The pending acquisition of DeLorme® and the acquisition of PulsedLight™ provide opportunity to expand into new areas of growth for the future.

Aviation:

The aviation segment posted revenue growth of 12% in the quarter, exceeding our expectations in a challenging general aviation environment. The gross margin in aviation was strong at 76%. This gross margin performance allowed the aviation segment to deliver 62% operating income growth over the year ago quarter. We will continue to invest in upcoming certifications with numerous OEM partners, while also developing new products and technologies, which we expect will result in long-term market share gains and growth in the aviation segment.

Marine:

The marine segment posted revenue growth of 8% in the seasonally slow fourth quarter on the strength of our new product offerings. Gross margin improved year-over-year to 54% as mix shifted toward new products with higher margin profiles. In the quarter, we recorded additional litigation related costs leading to an operating loss of 10%. Excluding these costs, we would have reported an operating profit compared to an operating loss in the fourth quarter of 2014. We recently announced the Striker™ series, a new line of fishfinders which redefine the entry level fishfinder market with the addition of GPS capability. At recent boat shows, we announced the quatix 3 wearable, the Garmin Nautix™ in-sight display, and the GNX Wind, providing sailors important wind and boat data. In 2015, we delivered both revenue and profitability improvements as a result of our significant investment in recent years. We believe our product lineup is very strong and look forward to another year of growth in 2016.

Auto:

Consistent with the ongoing decline of the overall PND market, the auto segment posted a revenue decline of 21% in the fourth quarter. Gross and operating margins were 42% and 13%, respectively. We recently introduced the Garmin Drive line of PND devices with a range of product offerings from basic navigation to integrated dashcam providing additional driver assistance. On the OEM side, our newly developed high performance navigation software solution is fully integrated in the new Mercedes E-Class recently launched in Detroit.

Additional Financial Information:

Total operating expenses in the quarter were $267 million, a 5% increase from the prior year. Research and development investment increased 4%, with continued emphasis on active lifestyle products in fitness and outdoor. Advertising increased 5%, driven primarily by increases in fitness and outdoor advertising to support wearables. Selling, general and administrative expense increased by 5%, driven primarily by litigation related costs and information technology.

The effective tax rate in the fourth quarter of 2015 was 13.2% compared to a pro forma effective tax rate of 19.1% in the prior year, excluding the impact of $49 million income tax benefit associated with net releases of reserves primarily associated with completion of tax audits in 2014.  The decrease in the effective tax rate resulted from the improved pretax income compared to previous projections for 2015, which positively impacts our geographic income mix. Consistent with the prior year, the fourth quarter included the full year impact of the U.S. research and development tax credit.

We continued to return cash to shareholders with our quarterly dividend of approximately $97 million and our share repurchase activity, which totaled $23 million in the fourth quarter. We returned $509 million of cash to shareholders in 2015 with quarterly dividends totaling $378 million and share repurchases of $131 million. We have $169 million remaining in the share repurchase program authorized through December 31, 2016, and expect to repurchase as business and market conditions warrant. We ended the quarter with cash and marketable securities of about $2.4 billion.

2016 Guidance:

2016 Guidance
Revenue	~$2.82 B
Gross Margin	~54.5%
Operating Income	~510M
Operating Margin	~18%
Tax Rate	~20.5%
EPS (Pro Forma)	~$2.25

We expect 2016 revenue of approximately $2.82 billion as growth in all non-auto segments offsets ongoing declines in the PND market. We expect gross margins to be approximately 54.5%, relatively flat to the prior year. Operating margins are forecasted to decline to approximately 18% due primarily to ongoing research and development investment and the addition of recently announced acquisitions. With an expected tax rate of approximately 20.5%, we currently forecast 2016 EPS of approximately $2.25. This includes approximately $0.05 of negative impact in 2016 due to acquisitions.

Dividend Recommendation:

The board of directors intends to recommend to the shareholders for approval at the annual meeting to be held on June 10, 2016, a cash dividend in the amount of $2.04 per share (subject to possible adjustment based on the total amount of the dividend in Swiss Francs as approved at the annual meeting), payable in four equal installments on dates to be determined by the Board. The Board currently anticipates the scheduling of the dividend in four installments as follows:

Dividend Date	Record Date	$s per share
June 30, 2016	June 16, 2016	$0.51
September 30, 2016	September 15, 2016	$0.51
December 30, 2016	December 14, 2016	$0.51
March 31, 2017	March 15, 2017	$0.51

In addition, the board of directors has established March 31, 2016 as the payment date and March 16, 2016 as the record date for the final dividend installment of $0.51 per share, per the prior approval at the 2015 annual shareholders’ meeting. The first, second and third payments of $0.51 per share were made on June 30, 2015, September 30, 2015, and December 31, 2015, respectively.

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, February 17, 2016 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/en-US/company/investors/events/
How:	Simply log on to the web at the address above or call to listen in at 855-820-2296

An archive of the live webcast will be available until March 23, 2016 on the Garmin website at www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “would”, “may”, “expects”, “estimates”, “plans”, “intends”, “projects”, and other words or phrases with similar meanings. Any statements regarding the Company’s GAAP and pro forma estimated earnings, EPS and revenue for fiscal 2016, the Company’s expected segment revenue growth rates, margins, currency movements, expenses, pricing, new products to be introduced in 2016 and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 26, 2015 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2015 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Garmin, the Garmin logo, the Garmin delta, Approach, fēnix and quatix are trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S. Varia Vision, Garmin Drive, Garmin Nautix, Striker, GNX,  PulsedLight, Garmin Elevate, TruSwing and Beat Yesterday are trademarks of, or exclusively licensed to, Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Ted Gartner
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share information)

	13-Weeks Ended		52-Weeks Ended
	Dec 26,	Dec 27,	Dec 26,	Dec 27,
	2015	2014	2015	2014
Net sales	$781,358	$803,306	$2,820,270	$2,870,658

Cost of goods sold	368,215	372,458	1,281,566	1,266,246

Gross profit	413,143	430,848	1,538,704	1,604,412

Advertising expense	56,814	54,175	167,166	146,633
Selling, general and administrative expense	104,556	99,119	394,914	372,032
Research and development expense	106,011	101,554	427,043	395,121
Total operating expense	267,381	254,848	989,123	913,786

Operating income	145,762	176,000	549,581	690,626

Other income:
Interest income	7,358	6,803	29,653	35,584
Foreign currency gains (losses)	(9,288)	15,967	(23,465)	(4,299)
Other income	8,711	1,126	11,418	1,834
Total other income	6,781	23,896	17,606	33,119

Income before income taxes	152,543	199,896	567,187	723,745

Income tax provision (benefit)	20,160	(10,349)	110,960	359,534

Net income	$132,383	$210,245	$456,227	$364,211

Net income per share:
Basic	$0.70	$1.10	$2.39	$1.89
Diluted	$0.70	$1.09	$2.39	$1.88

Weighted average common shares outstanding:
Basic	189,317	191,322	190,631	193,106
Diluted	189,847	192,356	191,107	194,165

Dividends declared per share			$2.04	$1.92

See accompanying notes.

Part I - Financial Information

Item I - Condensed Consolidated Financial Statements

Garmin Ltd. And Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share information)

	(Unaudited)
	Dec 26,	Dec 27,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$833,070	$1,196,268
Marketable securities	215,161	167,989
Accounts receivable, net	531,481	570,191
Inventories, net	500,554	420,475
Deferred income taxes	-	56,102
Deferred costs	49,176	51,336
Prepaid expenses and other current assets	81,645	48,615
Total current assets	2,211,087	2,510,976

Property and equipment, net	446,089	430,887

Marketable securities	1,343,387	1,407,344
Restricted cash	259	308
Noncurrent deferred income tax	116,518	67,712
Noncurrent deferred costs	38,769	36,140
Intangible assets, net	245,552	218,083
Other assets	97,730	21,853
Total assets	$4,499,391	$4,693,303

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$178,905	$149,094
Salaries and benefits payable	70,601	62,764
Accrued warranty costs	30,449	27,609
Accrued sales program costs	67,613	58,934
Deferred revenue	164,982	203,598
Accrued royalty costs	30,310	51,889
Accrued advertising expense	33,547	26,334
Other accrued expenses	74,926	67,780
Deferred income taxes	-	17,673
Income taxes payable	21,674	182,260
Dividend payable	192,991	185,326
Total current liabilities	865,998	1,033,261

Deferred income taxes	56,210	39,497
Non-current income taxes	101,689	80,611
Non-current deferred revenue	128,731	135,130
Other liabilities	1,637	1,437

Stockholders' equity:
Shares, CHF 10 par value, 208,077 shares authorized and issued; 189,722 shares outstanding at December 26, 2015 and 191,815 shares outstanding at December 27, 2014	1,797,435	1,797,435
Additional paid-in capital	62,239	73,521
Treasury stock	(414,637)	(330,132)
Retained earnings	1,930,517	1,859,972
Accumulated other comprehensive income	(30,428)	2,571
Total stockholders' equity	3,345,126	3,403,367
Total liabilities and stockholders' equity	4,499,391	$4,693,303

See accompanying notes.

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	52-Weeks Ended
	Dec 26,	Dec 27,
	2015	2014
Operating Activities:
Net income	$456,227	$364,211
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	51,311	48,433
Amortization	27,049	28,582
Gain on sale of property and equipment	(198)	(306)
Provision for doubtful accounts	(2,521)	66
Deferred income taxes	5,897	89,828
Unrealized foreign currency loss	37,931	573
Provision for obsolete and slow moving inventories	23,257	25,903
Stock compensation expense	26,290	24,293
Realized gain on marketable securities	(55)	(505)
Changes in operating assets and liabilities:
Accounts receivable	22,473	(27,398)
Inventories	(121,718)	(76,491)
Other current and non-current assets	(107,360)	627
Accounts payable	36,079	8,981
Other current and non-current liabilities	20,742	16,467
Deferred revenue	(43,338)	(87,543)
Deferred cost	(585)	11,029
Income taxes payable	(151,014)	95,961
Net cash provided by operating activities	280,467	522,711

Investing activities:
Purchases of property and equipment	(80,592)	(73,339)
Proceeds from sale of property and equipment	7,921	748
Purchase of intangible assets	(3,889)	(4,720)
Purchase of marketable securities	(915,921)	(1,006,482)
Redemption of marketable securities	919,141	1,096,676
Proceeds from repayment on loan receivable	-	137,379
Change in restricted cash	48	(59)
Acquisitions, net of cash acquired	(38,687)	(18,871)
Net cash provided by/(used in) investing activities	(111,979)	131,332

Financing activities:
Dividends paid	(378,117)	(360,075)
Purchase of treasury stock under share repurchase plan	(131,413)	(241,578)
Purchase of treasury stock related to equity awards	(5,586)	(18,638)
Proceeds from issuance of treasury stock related to equity awards	17,073	20,753
Tax benefit from issuance of equity awards	(2,049)	(84)
Net cash used in financing activities	(500,092)	(599,622)

Effect of exchange rate changes on cash and cash equivalents	(31,594)	(37,302)

Net increase/(decrease) in cash and cash equivalents	(363,198)	17,119
Cash and cash equivalents at beginning of period	1,196,268	1,179,149
Cash and cash equivalents at end of period	$833,070	$1,196,268

See accompanying notes.

Garmin Ltd. And Subsidiaries

Net Sales, Gross Profit, and Operating Income/(Loss) by Segment (Unaudited)

	Reporting Segments
	Outdoor	Fitness	Marine	Auto	Aviation	Total

13-Weeks Ended December 26, 2015

Net sales	$123,627	$228,740	$56,454	$268,478	$104,059	$781,358
Gross profit	$74,549	$117,344	$30,289	$112,061	$78,900	$413,143
Operating income/(loss)	$41,189	$40,288	$(5,593)	$35,928	$33,950	$145,762

13-Weeks Ended December 27, 2014

Net sales	$116,432	$201,303	$52,460	$339,832	$93,279	$803,306
Gross profit	$71,745	$122,083	$24,612	$147,073	$65,335	$430,848
Operating income/(loss)	$40,709	$57,629	$(687)	$57,431	$20,918	$176,000

52-Weeks Ended December 26, 2015

Net sales	$425,150	$661,599	$286,778	$1,048,125	$398,618	$2,820,270
Gross profit	$259,889	$366,139	$158,493	$459,469	$294,714	$1,538,704
Operating income	$140,200	$134,574	$28,611	$134,939	$111,257	$549,581

52-Weeks Ended December 27, 2014

Net sales	$427,555	$568,440	$248,371	$1,240,377	$385,915	$2,870,658
Gross profit	$266,550	$358,287	$129,710	$569,452	$280,413	$1,604,412
Operating income	$151,055	$190,682	$26,232	$215,679	$106,978	$690,626

Garmin Ltd. And Subsidiaries

Net Sales by Geography (Unaudited)

	13-Weeks Ended			52-Weeks Ended
	Dec 26,	Dec 27,	Yr over Yr	Dec 26,	Dec 27,	Yr over Yr
	2015	2014	Change	2015	2014	Change
Net sales	$781,358	$803,306	-3%	$2,820,270	$2,870,658	-2%
Americas	412,581	448,055	-8%	1,469,243	1,538,322	-4%
EMEA	268,787	272,384	-1%	1,013,139	1,054,244	-4%
APAC	99,990	82,867	21%	337,888	278,092	22%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific

Non-GAAP Financial Information

Pro Forma net income (earnings) per share

Management believes that net income per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate, as discussed below, is an important measure. The majority of the Company’s consolidated foreign currency gain or loss result from balances involving the Euro, the British Pound Sterling and the Taiwan Dollar and from the exchange rate impact of the significant cash and marketable securities, receivables and payables held in a currency other than the functional currency at one of the Company’s subsidiaries. However, there is minimal cash impact from such foreign currency gain or loss. The Company’s income tax expense is periodically impacted by material net releases of reserves primarily related to completion of audits and/or the expiration of statutes effecting prior periods. Thus, reported income tax expense is not reflective of the income tax expense that is incurred related to the current period earnings. The net release of other uncertain tax position reserves, amounting to approximately $7 million and $11 million for 2015 and 2014, respectively, have not been included as pro forma adjustments in the following presentation of pro forma net income as such amounts have been considered immaterial, tend to be more recurring in nature and are comparable between periods. In the third quarter of 2014, the company incurred tax expense of $308 million associated with our inter-company restructuring. As this is a one-time transaction and not reflective of income tax expense incurred related to the current period earnings, it has been excluded from pro forma net income (earnings) per share. Accordingly, earnings per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate permits a consistent comparison of the Company’s operating performance between periods.

Garmin Ltd. And Subsidiaries

Net income per share (Pro Forma)

(in thousands, except per share information)

	13-Weeks Ended		52-weeks Ended
	Dec 26,	Dec 27,	Dec 26,	Dec 27,
	2015	2014	2015	2014

Net Income (GAAP)	$132,383	$210,245	$456,227	$364,211
Foreign currency (gain) / loss, net of tax effects	$8,061	$(12,917)	$18,875	$3,557
Income tax benefit due to completion of tax audits and/or expiration of statutes	-	$(48,542)	-	$(72,942)
Tax due to inter-company restructuring	-	-	-	$307,635
Net income (Pro Forma)	$140,444	$148,786	$475,102	$602,461

Net income per share (GAAP):
Basic	$0.70	$1.10	$2.39	$1.89
Diluted	$0.70	$1.09	$2.39	$1.88

Net income per share (Pro Forma):
Basic	$0.74	$0.78	$2.49	$3.12
Diluted	$0.74	$0.77	$2.49	$3.10

Weighted average common shares outstanding:
Basic	189,317	191,322	190,631	193,106
Diluted (GAAP)	189,847	192,356	191,107	194,165

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow plus one-time cash payments associated with our inter-company restructuring less capital expenditures for property and equipment.

Garmin Ltd. And Subsidiaries

Free Cash Flow

(in thousands)

	13-Weeks Ended		52-weeks Ended
	Dec 26,	Dec 27,	Dec 26,	Dec 27,
	2015	2014	2015	2014

Net cash provided by operating activities	$158,336	$145,017	$280,467	$522,711
Less: purchases of property and equipment	$(27,295)	$(18,510)	$(80,592)	$(73,339)
Plus: taxes paid related to inter-company restructuring	-	-	$182,800	$78,137
Free Cash Flow	$131,041	$126,507	$382,675	$527,509